Exhibit 10.14

SIXTH AMENDMENT OF

ALERUS FINANCIAL CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2013)

THIS INSTRUMENT, amending the Alerus Financial Corporation Employee Stock Ownership Plan (“Plan”), is adopted by Alerus Financial Corporation, a Delaware corporation, (“Company”) and shall be effective as of the dates specified herein.

RECITALS

WHEREAS, the Company sponsors and maintains the Plan, a tax-qualified defined contribution retirement plan for the benefit of eligible employees of the Company and eligible employees of Participating Employers, that is currently embodied in a restated document dated January 1, 2013, as amended; and

WHEREAS, pursuant to Section 13.1 of the Plan, the Company may amend the Plan at any time, subject to the conditions set forth in such section; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows effective July 1, 2024, except as otherwise indicated:

1.	Sections 12.1, 12.2 and 12.3 of the Plan are amended to read as follows:

Sec. 12.1         Administration by ESOP Committee.

(a)

Generally. The Plan Committee for the Alerus Financial Corporation Employee Stock Ownership Plan (the “ESOP Committee”) is the “administrator” of the Plan for purposes of ERISA, with all authority and full discretion to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. The ESOP Committee is also the Named Fiduciary for purposes of ERISA, as provided in Sec. 2.17. If the ESOP Committee does not have current members for any reason (including termination or removal without replacements being appointed), the Company may act as administrator and named fiduciary in any manner consistent with its corporate authority.

(b)

Employee Benefits Department; Third-Party Service Providers. The Human Resource and/or Employee Benefits Departments of the Company have the authority to act on behalf of the ESOP Committee with respect to non-discretionary day-to-day administrative matters and such discretionary matters as may be assigned by the ESOP Committee (including initial claims review if so provided in the claims procedures). The ESOP Committee also may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan to have such authority and responsibility as may be assigned by the ESOP Committee.

Sec. 12.2         ESOP Committee.

(a)

Membership. The ESOP Committee will be comprised of at least five officers or employees of the Company or an affiliate thereof who are appointed by the Company’s Bank Board (“Bank Board”). A committee member may be removed by the Bank Board at any time and for any reason, and may resign by giving written notice of such resignation to the chairperson of the ESOP Committee at least 10 days before the resignation is to take effect. A committee member who is an Employee will automatically cease to be a committee member upon his/her Termination of Employment. While there is a vacancy in the membership of the ESOP Committee, the remaining members of the ESOP Committee will have the powers, duties and responsibilities of the full ESOP Committee until the vacancy is filled by the Bank Board.

(b)

Charter. The ESOP Committee will have such duties and responsibilities, and will act in such manner, as may be specified from time to time in any charter for the ESOP Committee adopted by the Company, which (if adopted) is incorporated herein by reference. In the absence of a charter, the ESOP Committee will act by majority action with respect to matters consistent with the general responsibilities assigned to the committee in Sec. 12.1.

(c)

Allocations of Responsibility. The ESOP Committee has the authority to allocate from time to time, in writing, all or any part of its responsibilities under the Plan to one or more of its members as it may deem advisable, and in the same manner to revoke such allocations of responsibilities, to the extent not inconsistent with its charter. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities will have the same force and effect for all purposes hereunder as if the allocating authority had taken such action.

(d)

Delegations of Responsibility. The ESOP Committee has the authority to delegate from time to time, in writing, all or any part of their responsibilities under the Plan to such person or persons as they may deem advisable (and may authorize such person, upon receiving the written consent of the delegating authority, to delegate such responsibilities to such other person or persons as the delegating authority may authorize), and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of the delegated responsibilities will have the same force and effect for all purposes as if the delegating authority had taken such action.

Sec. 12.3          Exercise of Authority. The Company, the ESOP Committee, and any person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in his/her/its full discretion, subject only to the duties imposed under ERISA. This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of the documents governing the Plan and relevant to the issue under consideration. This discretion also includes the authority to make any rules, regulations or computations that the ESOP Committee deems necessary to administer the Plan. The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in all courts of law to the greatest extent allowed under law, and that it not be overturned or set aside by any court of law unless found to be arbitrary and capricious.

2.            Except as modified by this Sixth Amendment, the Plan shall be and remain in full force and effect.

IN WITNESS WHEREOF, Alerus Financial Corporation has caused this Sixth Amendment to be executed by its officer, who has been duly authorized by the Board of Directors, effective as of the dates specified herein.

ALERUS FINANCIAL CORPORATION

By:	/s/ Missy Keney

Its:	Executive Vice President and Chief Engagement Officer

Date:	October 25, 2024

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